Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Reports Second Fiscal Quarter Net Income of $5.71 Million

•	Quarterly EPS of $0.70
•	Quarterly Return on Average Assets of 1.22%
•	Quarterly Net Interest Margin of 3.48%
•	Net Loans Increased by 12% Year-Over-Year
•	Deposits Increased by 6% Year-Over-Year
•	Announces Quarterly Cash Dividend

HOQUIAM, WA – April 23, 2024– Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $5.71 million, or $0.70 per diluted common share, for the quarter ended March 31, 2024.  This compares to net income of $6.30 million, or $0.77 per diluted common share, for the preceding quarter and $6.66 million, or $0.80 per diluted common share, for the comparable quarter one year ago.

For the first six months of fiscal 2024, Timberland’s net income decreased 15% to $12.00 million, or $1.47 per diluted common share, compared to $14.17 million, or $1.70 per diluted common share for the first six months of fiscal 2023.

 “Our second quarter of fiscal year 2024 operating results were highlighted by solid earnings, moderate growth in loans and deposits, and continued stable asset quality metrics,” stated Dean Brydon, Chief Executive Officer.  “While second quarter earnings and performance metrics were strong, they were lower compared to the year ago quarter, which was near the highest point of our margin in this interest rate cycle before deposit cost increases began compressing margins.”

As a result of Timberland’s solid earnings and strong capital position, its Board of Directors announced a quarterly cash dividend to shareholders to $0.24 per share, payable on May 24, 2024, to shareholders of record on May 10, 2024.  This represents the 46th consecutive quarter Timberland will have paid a cash dividend.

“Our loan portfolio continues to grow, but not at the robust pace we’ve experienced during the past two years,” Brydon continued.  “Construction loan balances declined during the quarter, in part due to construction projects completing and being transferred to permanent loan categories.  Although loan origination volumes slowed during the quarter, net loans receivable increased by $23 million during the quarter.  We continue to remain optimistic regarding the overall strength of our loan portfolio and the opportunities for growth in our markets, even in this anticipated ‘higher for longer’ interest rate environment.  Credit quality continues to be monitored closely and our credit metrics remain relatively strong with only $3,000 in net charge-offs for the quarter and non-performing assets at only 19 basis points of total assets at the end of the second quarter.”

“The net interest margin was 3.48% for the second quarter, a 12 basis points contraction compared to the preceding quarter as the increase in cost of funds continued to outpace the growth in yields on interest-earning assets,” said Jonathan Fischer, President and Chief Operating Officer.  “We believe the pace of net interest margin contraction has started to stabilize at current levels. Total deposits increased $11 million during the quarter, with increases in money market and certificates of deposit balances more than offsetting decreases in checking account balances.  We believe we are near the peak for deposit costs, which should help our net interest margin stabilize or improve going forward.”

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

Earnings and Balance Sheet Highlights (at or for the periods ended March 31, 2024, compared to March 31, 2023, or December 31, 2023):

   Earnings Highlights:
•
Earnings per diluted common share (“EPS”) decreased 9% to $0.70 for the current quarter from $0.77 for the preceding quarter and decreased 13% from $0.80 for the comparable quarter one year ago; EPS for the first six months of fiscal 2024 decreased 14% to $1.47 from $1.70 for the first six months of fiscal 2023;

•
Net income decreased 9% to $5.71 million for the current quarter from $6.30 million for the preceding quarter and decreased 14% from $6.66 million for the comparable quarter one year ago; Net income decreased 15% to $12.00 million for the first six months of fiscal 2024 compared to $14.17 million for the first six months of fiscal 2023;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 9.67% and 1.22%, respectively;
•	Net interest margin (“NIM”) for the current quarter compressed to 3.48% from 3.60% for the preceding quarter and from 3.99% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter was 60.22% compared to 56.50% for the preceding quarter and 55.31% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets increased 1% from the prior quarter and increased 7% year-over-year;
•	Net loans receivable increased 2% from the prior quarter and increased 12% year-over-year;
•	Total deposits increased 1% from the prior quarter and increased 6% year-over-year;
•	Total shareholders’ equity increased 1% from the prior quarter and increased 5% year-over-year;
•	Non-performing assets to total assets ratio was 0.19% at March 31, 2024 compared to 0.18% at December 31, 2023 and 0.12% at March 31, 2023;
•	Book and tangible book (non-GAAP) values per common share increased to $29.75 and $27.79, respectively, at March 31, 2024; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at March 31, 2024 with only $20 million in borrowings and additional secured borrowing line capacity of $707 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter decreased 3% to $18.25 million from $18.80 million for the preceding quarter and decreased 8% from $19.79 million for the comparable quarter one year ago.  The decrease in operating revenue compared to the preceding quarter was primarily due to an increase in funding costs, and to a lesser extent, a decrease in non-interest income.  These decreases to operating revenue were partially offset by an increase in interest income from loans and overnight funds.  Operating revenue decreased by 8%, to $37.05 million for the first six months of fiscal 2024 from $40.24 million for the first six months of fiscal 2023, primarily due to an increase in funding costs, which outpaced the increase in interest income.

Net interest income decreased $369,000, or 2%, to $15.64 million for the current quarter from $16.00 million for the preceding quarter and decreased $1.52 million, or 9%, from $17.15 million for the comparable quarter one year ago.  The decrease in net interest income compared to the preceding quarter was primarily due to an increase in the weighted average cost of interest-bearing liabilities to 2.50% from 2.22% for the preceding quarter.  Partially offsetting the increase in funding costs, was an increase in the weighted average yield of interest-earning assets to 5.16% from 5.07% for the preceding quarter and a $30.15 million increase in average total interest-earning assets.  Timberland’s NIM for the current quarter compressed to 3.48% from 3.60% for the preceding quarter and from 3.99% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately three basis points due to the collection of $90,000 in pre-payment penalties, non-accrual interest, and late fees and the accretion of $10,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately three basis points due to the collection of $142,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $10,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately three basis points due to the collection of $99,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $15,000 of the fair value discount on acquired loans.  Net interest income for the first six months of fiscal 2024 decreased $3.26 million, or 9%, to $31.64 million from $34.89 million for the first six months of fiscal 2023, primarily due to funding cost increases, which outpaced the increase in interest income.  Timberland’s NIM compressed to 3.53% for the first six months of fiscal 2024 from 4.02% for the first six months of fiscal 2023.

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

A $166,000 provision for credit losses on loans was recorded for the quarter ended March 31, 2024.  The provision was primarily due to loan portfolio growth, which was partially offset by changes in the composition of the loan portfolio, as construction loan balances (which have a higher reserve factor) decreased.  This compares to a $379,000 provision for credit losses on loans for the preceding quarter and a $475,000 provision for credit losses on loans for the comparable quarter one year ago.  In addition, an $88,000 recapture of credit losses for unfunded commitments was recorded for the current quarter, primarily as a result of a decrease in the level of unfunded commitments for construction loans.

Non-interest income decreased $183,000 or 7%, to $2.62 million for the current quarter from $2.80 million for the preceding quarter and decreased $21,000, or 1%, from $2.64 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $52,000 decrease in ATM and debit card interchange transaction fees, a $37,000 decrease in gain on sale of loans, a $35,000 decrease in service charges on deposits, and smaller changes in several other categories.  Fiscal year-to-date non-interest income increased by 1% to $5.41 million from $5.34 million for the first six months of fiscal 2023.

Total operating (non-interest) expenses for the current quarter increased $367,000, or 3%, to $10.99 million from $10.62 million for the preceding quarter and increased $47,000 (less than 1%) from $10.94 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to increases in salaries and employee benefits, premises and equipment, technology and communications, and professional fees and smaller changes in several other categories.  The efficiency ratio for the current quarter was 60.22% compared to 56.50% for the preceding quarter and 55.31% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 1% to $21.62 million from $21.48 million for the first six months of fiscal 2023.  The efficiency ratio for the first six months of fiscal 2024 was 58.34% compared to 53.38% for the first six months of fiscal 2023.

The provision for income taxes for the current quarter decreased $76,000, or 5%, to $1.47 million from $1.55 million for the preceding quarter, primarily due to lower taxable income.  Timberland’s effective income tax rate was 20.5% for the quarter ended March 31, 2024 compared to 19.7% for the quarter ended December 31, 2023 and 20.4% for the quarter ended March 31, 2023. Timberland’s effective income tax rate was 20.1% for the first six months of fiscal 2024 compared to 20.2% for the first six months of fiscal 2023.

Balance Sheet Management

Total assets increased $12.12 million, or 1%, during the quarter to $1.91 billion at March 31, 2024 from $1.90 billion at December 31, 2023 and increased $120.62 million, or 7%, from $1.79 billion one year ago.  The increase during the current quarter was primarily due to a $22.83 million increase in net loans receivable and a $22.33 million increase in total cash and cash equivalents, which was partially offset by a $34.22 million decrease in investment securities and CDs held for investment.  The quarterly increase in assets was primarily funded by an $11.49 million increase in deposits.

Liquidity

Timberland has maintained a strong liquidity position (both on-balance sheet and off-balance sheet) while continuing to grow the loan portfolio.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 15.2% of total liabilities at March 31, 2024, compared to 12.7% at December 31, 2023, and 14.0% one year ago.  Timberland had secured borrowing line capacity of $707 million available through the FHLB and the Federal Reserve at March 31, 2024.  With a strong and diversified deposit base, only 18% of Timberland’s deposits were uninsured or uncollateralized at March 31, 2024.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $22.83 million, or 2%, during the quarter to $1.36 billion at March 31, 2024 from $1.34 billion at December 31, 2023.  This increase was primarily due to a $19.95 million increase in multi-family loans, a $13.31 million increase in one- to four-family loans and smaller increases in several other loan categories.  Also impacting the quarterly comparison was a $27.18 million decrease in the undisbursed portion of construction loans in process. These increases to net loans receivable were partially offset by a $40.53 million decrease in construction and land development loans and smaller decreases in several other loan categories.  The increases in multi-family loans and one-to-four family loans and the corresponding decrease in construction loans were, in large part, due to the construction portion of these loans being completed and moved into permanent financing categories.

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

Loan Portfolio
($ in thousands)
	March 31, 2024		December 31, 2023		March 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$276,433	19%	$263,122	18%	$216,639	16%
Multi-family	167,275	12	147,321	10	103,870	8
Commercial	577,373	40	579,038	40	547,876	41
Construction - custom and
owner/builder	122,988	8	134,878	9	124,071	9
Construction - speculative one-to four-family	16,407	1	17,609	1	11,343	1
Construction - commercial	32,318	2	36,702	3	31,458	3
Construction - multi-family	36,795	3	57,019	4	83,051	6
Construction - land
development	16,051	1	18,878	1	17,018	1
Land	31,821	2	28,697	2	24,520	2
Total mortgage loans	1,277,461	88	1,283,264	88	1,159,846	87

Consumer loans:
Home equity and second
mortgage	42,357	3	39,403	3	36,896	3
Other	2,925	--	2,926	--	2,283	--
Total consumer loans	45,282	3	42,329	3	39,179	3

Commercial loans:
Commercial business loans	135,505	9	136,942	9	129,306	10
SBA PPP loans	367	--	423	--	572	--
Total commercial loans	135,872	9	137,365	9	129,878	10
Total loans	1,458,615	100%	1,462,958	100%	1,328,903	100%
Less:
Undisbursed portion of
construction loans in
process	(77,502)		(104,683)		(99,253)
Deferred loan origination
fees	(5,179)		(5,337)		(4,759)
Allowance for credit losses	(16,818)		(16,655)		(14,698)
Total loans receivable, net	$1,359,116		$1,336,283		$1,210,193
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $1,311, $1,425, and $200 at March 31 2024, December 31, 2023, and March 31, 2023, respectively.

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of March 31, 2024:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouse	$112,318	20%	8%	$1,123	$195
Medical/dental offices	81,335	14	6	1,291	--
Office buildings	71,518	12	5	777	--
Other retail buildings	51,422	9	3	547	--
Mini-storage	39,228	7	3	1,453	--
Hotel/motel	31,713	5	2	2,883	--
Restaurants	27,583	5	2	563	--
Gas stations/conv. stores	20,977	4	1	912	--
Nursing homes	18,630	3	1	2,329	--
Mobile home parks	10,869	2	1	494	--
Shopping centers	10,854	2	1	1,809	--
Churches	6,976	1	1	498	--
Additional CRE	93,950	16	6	706	954
Total CRE	$577,373	100%	40%	$899	$1,149

Timberland originated $39.37 million in loans during the quarter ended March 31, 2024, compared to $88.93 million for the preceding quarter and $77.15 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $2.28 million were sold compared to $3.80 million for the preceding quarter and $2.39 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $34.22 million, or 11%, to $285.61 million at December 31, 2023, from $319.83 million at December 31, 2023.  The decrease was primarily due to maturities of U.S. Treasury investment securities (classified as held to maturity) totaling $48.00 million and, to a lesser extent, scheduled amortization.  Partially offsetting these decreases, was the purchase of additional U.S. government agency mortgage-backed investment securities and U.S. Treasury investment securities, all of which were classified as available for sale.

Deposits

Total deposits increased $11.49 million, or 1%, during the quarter to $1.64 billion at March 31, 2024, from $1.63 billion at December 31, 2023.  The quarter’s increase consisted of a $42.31 million in money market account balances and a $35.04 million increase in certificates of deposit balances.  These increases were partially offset by a $52.84 million decrease in NOW checking account balances, an $8.16 million decrease in non-interest bearing deposit balances and a $4.86 million decrease in savings account balances.

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

Deposit Breakdown ($ in thousands)
	March 31, 2024		December 31, 2023		March 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	424,906	26%	$433,065	27%	$479,283	31%
NOW checking	336,621	20	389,463	24	403,463	26
Savings	211,085	13	215,948	13	269,522	17
Money market	311,994	19	269,686	17	210,390	14
Certificates of deposit under $250	190,762	12	181,762	11	129,331	8
Certificates of deposit $250 and over	118,698	7	96,145	6	56,778	4
Certificates of deposit – brokered	44,488	3	41,000	2	--	--
Total deposits	$1,638,554	100%	$1,627,069	100%	$1,548,767	100%

Borrowings

Total borrowings were $20.00 million at both March 31, 2024 and December 31, 2023.  At March 31, 2024, the weighted average rate on the borrowings was 4.34%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $1.31 million, or 1%, to $238.70 million at March 31, 2024, from $237.37 million at December 31, 2023.  The increase in shareholders’ equity was primarily due to net income of $5.71 million for the quarter and an $82,000 reduction in the accumulated other comprehensive loss category for fair value adjustments on available for sale investment securities.  These increases to shareholders’ equity were partially offset by the payment of $1.94 million in dividends to shareholders and the repurchase of 99,787 shares of common stock for $2.67 million (an average price of $26.77 per share).  Timberland had 262,025 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at March 31, 2024.

Timberland remains well capitalized with a total risk-based capital ratio of 19.33%, a Tier 1 leverage capital ratio of 12.01%, a tangible common equity to tangible assets ratio (non-GAAP) of 11.79%, and a shareholders’ equity to total assets ratio of 12.51% at March 31, 2024.  Timberland’s held to maturity investment securities were $211.82 million at March 31, 2024, with a net unrealized loss of $13.53 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.02%, compared to 12.51%, as reported.

Asset Quality

Timberland’s non-performing assets to total assets ratio was 0.19% at March 31, 2024 compared to 0.18% at December 31, 2023 and 0.12% at March 31, 2023  There were net charge-offs of $3,000 for the current quarter, compared to net charge-offs of $2,000 for the preceding quarter and net charge-offs of $6,000 for the comparable quarter one year ago.  During the current quarter, provisions for credit losses on loans of $166,000 and on investment securities of $3,000 were made, which were partially offset by an $88,000 recapture of credit losses on unfunded commitments.  The ACL for loans as a percentage of loans receivable was 1.22% at March 31, 2024, compared to 1.23% at December 31, 2023 and 1.20% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $598,000 or 17%, to $4.20 million at March 31, 2024, from $3.60 million at December 31, 2023.  Non-accrual loans increased $239,000, or 7%, to $3.61 million at March 31, 2024, from $3.37 million at December 31, 2023.  The quarterly increase in non-accrual loans was primarily due to a $466,000 increase in commercial real estate loans on non-accrual status, which was partially offset by a $222,000 decrease in one- to four-family loans on non-accrual status.

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

Non-Accrual Loans
($ in thousands)

	March 31, 2024		December 31, 2023		March 31, 2023
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$380	3	$602	4	$378	2
Commercial	1,149	3	683	2	694	2
Construction – custom and
owner/builder	152	1	150	1	--	--
Land	--	--	--	--	362	1
Total mortgage loans	1,681	7	1,435	7	1,434	5

Consumer loans:
Home equity and second
mortgage	165	1	171	1	241	2
Other	--	--	--	--	1	1
Total consumer loans	165	1	171	1	242	3

Commercial business loans	1,759	6	1,760	6	293	4
Total loans	$3,605	14	$3,366	14	$1,969	12

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing geopolitical instability (including wars, conflicts, terrorist attacks, natural disasters, and other unexpected events outside of our control), as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to novel coronavirus disease 2019 ("COVID-19") pandemic, including the possibility of new COVID-19 variants; credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate ("LIBOR"), and the transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules and including changes as a result of COVID-19; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks described in our reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2024	2023	2023
Interest and dividend income
Loans receivable	$18,909	$18,395	$14,950
Investment securities	2,246	2,311	2,460
Dividends from mutual funds, FHLB stock and other investments	82	91	64
Interest bearing deposits in banks	1,919	1,699	1,913
Total interest and dividend income	23,156	22,496	19,387

Interest expense
Deposits	7,301	6,143	2,236
Borrowings	220	349	--
Total interest expense	7,521	6,492	2,236
Net interest income	15,635	16,004	17,151
Provision for credit losses – loans	166	379	475
Provision for (recapture of ) credit losses – investment securities	3	(10)	--
Recapture of credit losses - unfunded commitments	(88)	(33)	--
Net int. income after provision for (recapture of) credit losses	15,554	15,668	16,676

Non-interest income
Service charges on deposits	988	1,023	893
ATM and debit card interchange transaction fees	1,212	1,264	1,275
Gain on sales of loans, net	41	78	46
Bank owned life insurance (“BOLI”) net earnings	156	156	157
Recoveries on investment securities, net	2	5	2
Other	216	272	263
Total non-interest income, net	2,615	2,798	2,636

Non-interest expense
Salaries and employee benefits	6,024	5,911	6,046
Premises and equipment	1,081	973	1,001
Advertising	159	186	178
ATM and debit card processing	601	615	489
Postage and courier	145	126	147
State and local taxes	325	319	298
Professional fees	319	253	473
FDIC insurance expense	206	210	202
Loan administration and foreclosure	134	105	138
Technology and communication expense	1,040	974	880
Deposit operations	324	320	246
Amortization of core deposit intangible (“CDI”)	57	56	67
Other, net	576	576	779
Total non-interest expense, net	10,991	10,624	10,944

Income before income taxes	7,178	7,842	8,368
Provision for income taxes	1,470	1,546	1,705
Net income	$5,708	$6,296	$6,663

Net income per common share:
Basic	$0.71	$0.78	$0.81
Diluted	0.70	0.77	0.80

Weighted average common shares outstanding:
Basic	8,081,924	8,114,209	8,220,532
Diluted	8,121,109	8,166,048	8,304,370

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	March 31,
	2024	2023
Interest and dividend income
Loans receivable	$37,304	$29,407
Investment securities	4,556	4,674
Dividends from mutual funds, FHLB stock and other investments	173	115
Interest bearing deposits in banks	3,618	4,304
Total interest and dividend income	45,651	38,500

Interest expense
Deposits	13,444	3,606
Borrowings	568	--
Total interest expense	14,012	3,606
Net interest income	31,639	34,894
Provision for credit losses – loans	545	1,000
Recapture of credit losses – investment securities	(7)	--
Recapture of credit losses - unfunded commitments	(121)	--
Net int. income after provision for (recapture of) credit losses	31,222	33,894

Non-interest income
Service charges on deposits	2,011	1,840
ATM and debit card interchange transaction fees	2,476	2,526
Gain on sales of loans, net	120	67
Bank owned life insurance (“BOLI”) net earnings	312	313
Recoveries on investment securities, net	7	5
Other	487	590
Total non-interest income, net	5,413	5,341

Non-interest expense
Salaries and employee benefits	11,936	11,946
Premises and equipment	2,054	1,925
Advertising	345	372
ATM and debit card processing	1,216	972
Postage and courier	271	268
State and local taxes	644	597
Professional fees	572	902
FDIC insurance expense	416	326
Loan administration and foreclosure	239	259
Technology and telecommunications	2,014	1,668
Deposit operations	644	592
Amortization of CDI	113	135
Other, net	1,151	1,517
Total non-interest expense, net	21,615	21,479

Income before income taxes	15,020	17,756
Provision for income taxes	3,016	3,587
Net income	$12,004	$14,169

Net income per common share:
Basic	$1.48	$1.72
Diluted	1.47	1.70

Weighted average common shares outstanding:
Basic	8,098,155	8,226,467
Diluted	8,143,701	8,311,630

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2024	2023	2023
Assets
Cash and due from financial institutions	$22,310	$28,656	$26,015
Interest-bearing deposits in banks	158,039	129,365	116,468
Total cash and cash equivalents	180,349	158,021	142,483

Certificates of deposit (“CDs”) held for investment, at cost	11,204	12,449	20,168
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	211,818	266,085	277,911
Available for sale, at fair value	61,746	40,446	54,838
Investments in equity securities, at fair value	839	848	850
FHLB stock	2,037	2,001	2,202
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	1,311	1,425	200

Loans receivable	1,375,934	1,352,938	1,224,891
Less: ACL – loans	(16,818)	(16,655)	(14,698)
Net loans receivable	1,359,116	1,336,283	1,210,193

Premises and equipment, net	21,718	21,584	21,744
BOLI	23,278	23,122	23,119
Accrued interest receivable	7,108	6,731	5,295
Goodwill	15,131	15,131	15,131
CDI	564	621	813
Loan servicing rights, net	1,717	1,925	2,535
Operating lease right-of-use assets	1,624	1,698	1,844
Other assets	4,674	3,745	4,292
Total assets	$1,907,234	$1,895,115	$1,786,618

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$424,906	$433,065	$479,283
Deposits: Interest-bearing	1,213,648	1,194,004	1,069,484
Total deposits	1,638,554	1,627,069	1,548,767

Operating lease liabilities	1,723	1,796	1,935
FHLB borrowings	20,000	20,000	--
Other liabilities and accrued expenses	8,278	8,881	8,255
Total liabilities	1,668,555	1,657,746	1,558,957

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,023,121 shares issued and outstanding – March 31, 2024 8,120,708 shares issued and outstanding – December 31, 2023 8,203,174 shares issued and outstanding – March 31, 2023	32,338	34,869	37,979
Retained earnings	207,086	203,327	190,177
Accumulated other comprehensive loss	(745)	(827)	(495)
Total shareholders’ equity	238,679	237,369	227,661
Total liabilities and shareholders’ equity	$1,907,234	$1,895,115	$1,786,618

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

	Three Months Ended
PERFORMANCE RATIOS:	March 31, 2024	Dec. 31, 2023	March 31, 2023
Return on average assets (a)	1.22%	1.36%	1.48%
Return on average equity (a)	9.67%	10.75%	11.86%
Net interest margin (a)	3.48%	3.60%	3.99%
Efficiency ratio	60.22%	56.50%	55.31%

	Six Months Ended
PERFORMANCE RATIOS:	March 31, 2024		March 31, 2023
Return on average assets (a)	1.28%		1.55%
Return on average equity (a)	10.18%		12.74%
Net interest margin (a)	3.53%		4.02%
Efficiency ratio	58.34%		53.38%

	Three Months Ended
ASSET QUALITY RATIOS AND DATA:	March 31, 2024	Dec. 31, 2023	March 31, 2023
Non-accrual loans	$3,605	$3,366	$1,969
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	79	85	93
OREO and other repossessed assets	--	--	--
Total non-performing assets (b)	$3,684	$3,451	$2,062

Non-performing assets to total assets (b)	0.19%	0.18%	0.12%
Net charge-offs (recoveries) during quarter	$3	$2	$6
Allowance for credit losses - loans to non-accrual loans,	467%	495%	746%
Allowance for credit losses - loans to loans receivable (c)	1.22%	1.23%	1.20%

CAPITAL RATIOS:
Tier 1 leverage capital	12.01%	12.14%	11.95%
Tier 1 risk-based capital	18.08%	18.22%	18.16%
Common equity Tier 1 risk-based capital	18.08%	18.22%	18.16%
Total risk-based capital	19.33%	19.50%	19.41%
Tangible common equity to tangible assets (non-GAAP)	11.79%	11.79%	11.96%

BOOK VALUES:
Book value per common share	$29.75	$29.23	$27.75
Tangible book value per common share (d)	27.79	27.29	25.81
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,365,417	5.57%	$1,332,971	5.52%	$1,200,872	4.98%
Investment securities and FHLB stock (1)	298,003	3.14	317,164	3.03	340,317	2.97
Interest-earning deposits in banks and CDs	143,121	5.39	126,253	5.38	177,748	4.30
Total interest-earning assets	1,806,541	5.16	1,776,388	5.07	1,718,937	4.51
Other assets	81,337		81,612		84,072
Total assets	$1,887,878		$1,858,000		$1,803,009

Liabilities and Shareholders’ Equity
NOW checking accounts	$367,924	1.61%	$376,682	1.51%	$412,642	0.83%
Money market accounts	270,623	3.14	224,939	2.34	218,718	0.68
Savings accounts	214,233	0.23	220,042	0.22	274,877	0.14
Certificates of deposit accounts	295,202	4.16	268,628	3.97	170,547	2.22
Brokered CDs	40,402	5.40	42,725	5.38	--	--
Total interest-bearing deposits	1,188,384	2.47	1,133,016	2.18	1,076,784	0.84
Borrowings	20,001	4.42	28,804	4.81	6	5.43
Total interest-bearing liabilities	1,208,385	2.50	1,161,820	2.22	1,076,790	0.84

Non-interest-bearing demand deposits	431,826		450,027		492,294
Other liabilities	10,182		11,878		9,136
Shareholders’ equity	237,485		234,275		224,789
Total liabilities and shareholders’ equity	$1,887,878		$1,858,000		$1,803,009

Interest rate spread		2.66%		2.85%		3.67%
Net interest margin (2)		3.48%		3.60%		3.99%
Average interest-earning assets to
average interest-bearing liabilities	149.50%		152.90%		159.64%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

	For the Six Months Ended
	March 31, 2024		March 31, 2023
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,349,105	5.53%	$1,182,420	4.97%
Investment securities and FHLB stock (1)	307,636	3.08	332,815	2.88
Interest-earning deposits in banks and CDs	134,643	5.37	222,569	3.87
Total interest-earning assets	1,791,384	5.10	1,737,804	4.43
Other assets	81,473		86,171
Total assets	$1,872,857		$1,823,975

Liabilities and Shareholders’ Equity
NOW checking accounts	$372,327	1.56%	$426,345	0.63%
Money market accounts	247,656	2.78	229,185	0.60
Savings accounts	217,153	0.23	277,382	0.13
Certificates of deposit accounts	281,842	4.07	152,814	1.84
Brokered CDs	41,570	5.39	--	--
Total interest-bearing deposits	1,160,548	2.32	1,085,726	0.67
Borrowings	24,427	4.65	3	5.43
Total interest-bearing liabilities	1,184,975	2.37	1,085,729	0.67

Non-interest-bearing demand deposits	440,976		505,949
Other liabilities	11,035		9,813
Shareholders’ equity	235,871		222,484
Total liabilities and shareholders’ equity	$1,872,857		$1,823,975

Interest rate spread		2.73%		3.76%
Net interest margin (2)		3.53%		4.02%
Average interest-earning assets to
average interest-bearing liabilities	151.17%		160.06%
______________________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2024 Earnings
April 23, 2024

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023

Shareholders’ equity	$238,679	$237,369	$227,661
Less goodwill and CDI	(15,695)	(15,752)	(15,944)
Tangible common equity	$222,984	$221,617	$211,717

Total assets	$1,907,234	$1,895,115	$1,786,618
Less goodwill and CDI	(15,695)	(15,752)	(15,944)
Tangible assets	$1,891,539	$1,879,363	$1,770,674